  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HMG/COURTLAND PROPERTIES, INC.

1870 South Bayshore Drive

Coconut Grove, Florida 33133

(305) 854-6803

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 18, 2014

TO THE SHAREHOLDERS:	August 19, 2014

The annual meeting of shareholders of HMG/Courtland Properties, Inc. (the “Company”) will be held at 10:30 A.M., on Thursday, September 18, 2014, at the Grove Isle Club and Resort, 4 Grove Isle Drive, Coconut Grove, Florida for the following purposes:

I.	To elect a Board of Directors;
II.	To act upon the renewal of the Advisory Agreement between the Company and HMGA, Inc.; and
III.	To transact such other business as may properly come before the meeting.

The record date for determining shareholders entitled to notice of and to vote at the annual meeting is August 15, 2014.

Enclosed is a copy of the Company’s Annual Report to Shareholders (Form 10-K) for the fiscal year ended December 31, 2013.

It is important, whether or not you plan to attend the meeting in person, that you fill in, sign and date the accompanying proxy and return it promptly in the postage prepaid envelope which is enclosed for your convenience. The signing and mailing of the proxy will not affect your right to vote your shares in person if you attend the meeting and desire to do so.

By Order of the Board of Directors

Maurice A. Wiener

President

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 18, 2014.

Copies of the Proxy Statement, Form of Proxy and our Annual Report to Shareholders are available at the home page of our website, www.hmgcourtland.com.

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IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, the U.S. Securities and Exchange Commission (“SEC”) has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled at our upcoming 2014 annual meeting of shareholders.

Shareholders who hold Company shares through a broker, bank or other financial institution receive proxy materials and a voting instruction form before each shareholder meeting. In the past, if you did not transmit your voting instructions before the shareholder meeting, your broker was allowed to vote on your behalf on the election of directors and other matters considered to be routine.

Rule for Shareholder Voting

Your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the voting instruction form. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other financial institution before the date of the shareholder meeting.

PROXY STATEMENT

OF

HMG/COURTLAND PROPERTIES, INC.

The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of shareholders and is being mailed with this Proxy Statement to all shareholders on or about August 19, 2014. If a proxy card is properly signed and is not revoked by the shareholder, the shares of common stock of the Company (the “Shares”) represented thereby will be voted at the meeting in accordance with the instructions, if any, of the shareholder. If no contrary instructions are given, they will be voted for the election of directors nominated by the Board of Directors and for approval of the renewal of the advisory agreement (the “Advisory Agreement”) between the Company and HMGA, Inc. (the “Adviser”). Any shareholder may revoke his proxy at any time before it is voted by giving written notice of revocation to the Secretary of the Company.

Holders of Shares of record at the close of business on August 15, 2014 are entitled to notice of and to vote at the meeting. On that date, there were 1,048,926 Shares outstanding. Each Share is entitled to one vote on all business of the meeting. The holders of a majority of the outstanding Shares, present in person or represented by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

As of August 15, 2014, Transco Realty Trust (“Transco”) was the beneficial owner of 477,300 Shares, or 45% of the outstanding Shares. The Company has been advised by its officers and nominees for directors, and their affiliated shareholders, Transco, HMGA, Inc. and subsidiaries and T.G.I.F. Texas, Inc. (“T.G.I.F.”) that they intend to vote for the election of each of the nominees and for the approval of the Advisory Agreement. Such shareholders own in the aggregate 642,388 shares, or 61% of the outstanding Shares. As a result, each of the nominees is expected to be elected as a director and the Advisory Agreement is expected to be approved. As noted below, certain directors of the Company are affiliated with principal shareholders of the Company and are principal shareholders, directors and officers of the Adviser. See “Election of Directors” below for information concerning holders who may be deemed to own beneficially more than 5% of the outstanding Shares.

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ELECTION OF DIRECTORS

The entire Board of Directors will be elected at the annual meeting of shareholders to serve until the next annual meeting of shareholders and until the election and qualification of their successors. In the event any nominee should not continue to be available for election, proxies may be voted for the election of a substitute nominee or the Board of Directors may elect to reduce the number of directors. The Board of Directors has no reason to anticipate that any nominee will not be available for election. All of the nominees have been elected previously by the shareholders.

An affirmative vote by the holders of a majority of the Shares present-in-person-or-by proxy at the Annual Meeting of Shareholders is required for the election of each director.

Our Board of Directors unanimously recommends that the shareholders vote for the election of all five nominees for director.

Set forth below is certain information about each director, each nominee for director and the Shares held by all directors, executive officers and certain other shareholders.

In determining to nominate the five nominees for election to the Board, our Board has considered the specific experiences and attributes of each director listed below and, based on their direct personal experience, the insight and collegiality that each of the nominees brings to board deliberations.

Maurice Wiener, 72, has been Chairman of the Board of Directors and the Chief Executive Officer of the Company since 1974. He has been President since 2014. He is also the chairman of the board and chief executive officer of the Adviser, executive trustee of Transco, and a director of T.G.I.F. Mr. Wiener has provided the strategic vision in the development of our business over the past thirty-six years, and his familiarity with the Company’s business gives Mr. Wiener insights and experience valuable to his service on the Board.

Larry Rothstein, 61, has been a director since 1998. Mr. Rothstein was President, Treasurer and Secretary of the Company from 1983 to 2014. For the past five years he was also a director, president, treasurer and secretary of the Advisor, a trustee and vice president of Transco and a vice president of T.G.I.F. Texas, Inc. Mr. Rothstein has significant familiarity with the Company and particular knowledge of the real estate and financial industries which are important to his service on the Board.

Walter G. Arader, 95, has been a director since 1977. Mr. Arader has been President of Walter Arader and Associates, which is a financial and management consulting firm for more than the past five years. He is a member of the Audit Committee of our Board. Mr. Arader’s experience with financial and management issues, as well as his being a member of our Audit Committee, are important to his service on the Board.

Harvey Comita, 84, has been a director since 1992. Mr. Comita has been a business consultant for more than the past five years. He is also a trustee of Transco. He is a member of the Audit Committee of our Board. Mr. Comita’s experience as a business consultant, and especially in the real estate industry, as well as his being a member of our Audit Committee, are important to his service on the Board.

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Richard M. Wiener, 73, was elected to the Board in 2010. Mr. Wiener (who is not related to Maurice Wiener) is a practicing attorney in New York, specializing in real estate and commercial transactions for more than twenty-five years. He has broad experience in real estate investment, development, financing and acquisitions. Mr. Wiener’s legal background and experience, and his long outstanding involvement in the real estate industry is valuable to his service on the Board.

Shares Held as of August 15, 2014

Name(7)(8)	Shares owned by the nominee or members of his family(1)		Additional Shares in which the named person has, or participates in, the voting or investment power(2)		Total Shares & percent of class[6]

Maurice Wiener	46,600	(4)	541,830	(3) (5)	588,430	55%
Larry Rothstein	47,900	(4)			47,900	4%
Walter G. Arader	5,058	(4)	0		5,058	*
Harvey Comita	10,000	(4)	477,300	(6)	487,300	45%
Richard N. Wiener	5,000	(4)	-0-		5,000	*
All Directors and Executive Officers as a Group	123,258	(4)	541,830	(4)	665,088	62%
Transco Realty Trust 1870 S. Bayshore Drive Coconut Grove, FL 33133	477,300	(5)			477,300	45%
Comprehensive Financial Planning, Inc. 3950 Fairlane Drive Dacula, GA 30018	136,794	(9)			136,794	13%

* Less Than 1%

(1)	Unless otherwise indicated, beneficial ownership is based on sole voting and investment power.
(2)	Shares listed in this column represent shares held by entities with which the directors or officers are associated. Directors, officers and members of their families have no ownership interest in these shares.
(3)	This number includes the number of shares held by Transco (477,300 Shares), HMGA, Inc. (54,530 shares) and T.G.I.F. (10,000 shares). Several of the directors of the Company are directors, trustees, officers or shareholders of those firms.
(4)	This number includes options granted under the 2011 Stock Option Plan. These options have been granted to Mr. M. Wiener, 10,200; Mr. Rothstein, 7,500; 5,000 to Mr. R. Wiener. Reference is made to “Compensation of Directors and Executive Officers and Other Transactions” for further information about the 2011 Stock Option Plan.
(5)	Mr. Maurice Wiener holds approximately 34% and 72% of the stock of Transco and HMGA Inc., respectively, and may therefore be deemed to be the beneficial owner of the shares of the Company held by Transco and HMGA Inc. HMGA Inc. owns 37% of the stock of Transco.
(6)	This number represents the number of shares held by Transco, of which Mr. Comita is a trustee.
(7)	Except as otherwise set forth, the address for these individuals is 1870 South Bayshore Drive, Coconut Grove, Florida, 33133.
(8)	No shares of stock of the executive officers and directors have been pledged as collateral.
(9)	Comprehensive Financial Planning, Inc. has shared investment power on all shares and sole voting power on all shares.
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For information concerning relationships of certain directors and officers of the Company to the Adviser, see “Approval of Renewal of the Advisory Agreement.”

As a result of these relationships, the persons named above may be deemed to share investment power and voting power of Shares held by each firm with which they are associated in conjunction with a number of other persons, including in several cases, persons who are neither directors nor officers of the Company.

Meetings of the Board of Directors

The Board of Directors held five meetings during 2013. During this period all of the directors of the Company attended at least 75% of the total number of meetings of the Board and any committee of which they were a member. The Board of Directors encourages director attendance at the Annual Meeting of the Shareholders. All of the members of the Board of Directors attended the 2013 Annual Meeting of the Shareholders.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Stock Option Committee. The Company does not have a Compensation Committee. Messrs. Arader and Comita serve as members of the Audit Committee. The Audit Committee met three times during 2013.

Messrs. Arader and Comita serve as members of the Stock Option Committee. The committee is authorized to grant options to officers and key employees of the Company. The Stock Option Committee did not meet during 2013.

Nominating Committee

The Board of Directors does not have a standing Nominating Committee due to the size of the Board; however, the Company’s independent directors review and make recommendations to the Board regarding the size and composition of the Board, consider and recruit candidates for director nominees based upon recommendations from current outside directors, members of management, outside consultants or search firms, and shareholders; recommends on an annual basis a slate of director nominees for approval by the Board and the shareholders and reviews our committee structure and membership. The independent directors are Messrs. Arader, Comita and Richard N. Wiener.

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All independent directors are “independent” directors as defined by the current NYSE Alternext US LLC Company Guide. The Company does not have a Nominating Committee charter.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the independent directors’ criteria reflects the requirements of the NYSE Alternext US LLC Company Guide rules with respect to independence and the following factors: the needs of the Company with respect to the particular talents and experience of its directors, personal and professional integrity of the candidate, level of education and/or business experience, broad-based business acumen, the level of understanding of the Company’s business and the income-producing commercial properties industry, strategic thinking and a willingness to share ideas, and diversity of experiences, expertise and background. These directors will use these and other criteria that they deem appropriate to evaluate potential nominees and will not evaluate proposed nominees differently depending upon who has made the recommendation.

The independent directors will consider proposed nominees whose names are submitted to them by shareholders. They have not adopted a formal process for that consideration because they believe that this informal consideration process will be adequate. The independent directors intend to review periodically whether a more formal policy should be adopted.

Any shareholder who desires to recommend a nominee for director must submit a letter, addressed to Secretary, HMG/Courtland Properties, Inc., 1870 South Bayshore Drive, Coconut Grove, Florida 33133, and which is clearly identified as a “Director Nominee Recommendation.” All recommendation letters must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the shareholder. Shareholders who wish to make a recommendation for a nominee to be elected at the Company’s 2015 Annual Meeting must submit their recommendation by April 25, 2015, to allow for meaningful consideration and evaluation of the nominees by the independent directors.

Leadership Structure

Mr. Maurice Wiener, the Chief Executive Officer for most of the Company’s history, is also the Chairman of the Board. The Board has concluded, in light of present circumstances, that this arrangement best suits the Company’s needs because of Mr. Wiener’s role as strategic visionary and significant shareholder of the Company.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1834, as amended (the “Exchange Act”). The Board of Directors has determined that each member of the Audit Committee, Messrs. Arader and Comita, is (1) an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(i) of Regulation S-K of the Exchange Act, and (2) “independent” as defined by the NYSE Alternext US LLC Company Guide and Section 10A(m)(3) of the Exchange Act. The committee operates pursuant to a charter that was last amended by the Board on June 16, 2003. The Audit Committee charter may be found on our website, www.hmgcourtland.com.

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Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors for the Company’s 2013 fiscal year, Cherry Bekaert LLP (“CB”), were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, as currently in effect. The committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the committee referred to in this Report and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not necessarily experts in the fields of accounting or auditing, nor with respect to auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that CB is in fact “independent.”

Members of the Audit Committee:

Walter G. Arader

Harvey Comita

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INDEPENDENT PUBLIC ACCOUNTANTS

CB has been serving as our independent accountants. In performing its oversight role and as part of its regular process of recommending an independent auditor to the Board of Directors, the Audit Committee is in the process of reviewing whether to retain CB as our independent accounting firm for the 2014 fiscal year. Such review has not been completed and no recommendation has been made to the Board of Directors for the selection of the Company’s independent auditors for 2014. A representative of CB is not expected to be present at the Annual Meeting. The Audit Committee pre-approved all services rendered to the Company by its independent accountants.

The aggregate fees billed by the Company’s accounting firm for the years ended December 31, 2013 and December 31, 2012 are as follows:

Fees of Accountants

	Aggregate Amount Billed		Share of Total
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Audit fees, including review of quarterly financial statements	$45,000	$70,000	62%	82%

Tax fees (consists of fees related to tax compliance and planning)	28,000	15,000	38%	18%

Total Fees	$73,000	$85,000	100%	100%

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive officers receive no cash compensation from the Company in their capacity as executive officers. Executive officers are eligible to receive stock options pursuant to the 2011 Stock Option Plan.

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Compensation of Directors. The following table summarizes director’s compensation for the year ended December 31, 2013:

Director	Annual Fee	Board Meeting Fee	Committee Meeting Fee	Total Compensation
Maurice Wiener	$17,000	$3,750	$—	$20,750
Larry Rothstein	17,000	3,750	2,250	23,000
Walter Arader	12,000	3,000	2,250	17,250
Harvey Comita	12,000	3,000	2,250	17,250
Richard Wiener	12,000	3,750	—	15,750
Totals	$70,000	$17,250	$6,750	$94,000

Annual director’s fees are paid at the beginning of each quarter and board and committee meeting fees are paid for each meeting a director attends. The annual fee for outside directors is $12,000 per year plus meeting fees of $750 per meeting. Maurice Wiener and Larry Rothstein each receive $5,000 in director fees per year from Courtland Investment, Inc. included in the amounts above.

Outstanding Equity Awards to Executive Officers.

The following table summarizes all outstanding equity awards to the Company’s executive officers as of December 31, 2013.

Executive Officer	Number of Options	Exercise Price	Expiration Date
Maurice Wiener	9,500	$17.84 per share	August 25, 2016
Maurice Wiener	700	$18.50 per share	August 25, 2016
Larry Rothstein	7,500	$18.89 per share	August 25, 2016

Stock Options. In March 2011, the Company’s Board of Directors authorized the 2011 Stock Option Plan (the “Plan”), which was approved by the shareholders on August 25, 2011. The Plan provides for the grant of options to purchase up to 120,000 shares of the Company’s common stock to the officers and directors of the Company. On March 23, 2011 options were granted to all officers and directors to purchase an aggregate of 102,000 common shares at no less than 100% of the fair market value at the date of grant. These options were issued after approval of the Plan by shareholders on August 25, 2011. These options vested when issued, except for some of the stock options granted to the President and CEO vested in 2012 and 2013. Options are not transferrable and expire on August 25, 2016 or upon termination of employment, except to a limited extent in the event of retirement, disability or death of the grantee. Stock options issued to the CEO have an exercise price of 110% of the fair market value at the date of grant. During the year ended December 31, 2013, the Company granted to its executive officers 17,700 reload options related to options previously granted which were exercised. The average exercise price of the reload options granted in 2013 was $15.37 per share. The exercise of the reload options was equal to the market price of the stock on the date of grant and the reload options will expire on the same date as the original options which were exercised.

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The Plan, which permits the grant of qualified and non-qualified options expires in 2010, and is intended to provide incentives to the directors and employees (the “employees”) of the Company, as well as to enable the Company to obtain and retain the services of such employees. The Plan is administered by a Stock Option Committee (the “Committee”) appointed by the Board of Directors. The Committee selects those key officers and employees of the Company to whom options for shares of common stock of the Company shall be granted. The Committee determines the purchase price of shares deliverable upon exercise of an option; such price may not, however, be less than 100% of the fair market value of a share on the date the option is granted. Payment of the purchase price may be made in cash or Company stock. Shares subject to an option may be purchased by the optionee within five years from the date of the grant of the option. However, options automatically terminate if the optionee’s employment with the Company terminates other than by reason of death, disability or retirement. Further, if, within one year following exercise of any option, an optionee terminates his employment other than by reason of death, disability or retirement, the shares acquired upon exercise of such option must be sold to the Company at a price equal to the lesser of the purchase price of the shares or their fair market value.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s directors and executive officers to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of change in beneficial ownership of the Company’s Shares. Such officers and directors are required by SEC regulations to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that during 2013, its officers and directors complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discussion describes the organizational structure of the Company’s subsidiaries and affiliates.

Transco Realty Trust (“Transco”)

Transco is a 45% shareholder of the Company and Mr. Maurice Wiener is its executive trustee and holds approximately 34% of its stock. Mr. Comita serves as a trustee of Transco.

HMGA, Inc. (the “Adviser”) and Subsidiaries

The day-to-day operations of the Company are handled by the Adviser. Reference is made to “Approval of Advisory Agreement” below for further information about the duties and remuneration of the Adviser. The Adviser is majority-owned by Mr. Maurice Wiener, its chairman and chief executive officer.

Courtland Investments, Inc. (“CII”)

The Company holds a 95% non-voting interest and Masscap Investment Company (“Masscap”) holds a 5% voting interest in CII. In May 1998, the Company and Masscap entered into a written agreement in order to confirm and clarify the terms of their previous continuing arrangement with regard to the ongoing operations of CII, all of which provide the Company with complete authority over all decision making relating to the business, operation, and financing of CII consistent with the Company’s status as a real estate investment trust.

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T.G.I.F. Texas, Inc. (“T.G.I.F.”)

CII owns approximately 49% of the outstanding shares of T.G.I.F. In June 2014, CII sold 39,000 shares of stock in T.G.I.F. to HMG Advisory Newco, a wholly owned subsidiary of the Adviser. Mr. Maurice Wiener is a director and Chairman of T.G.I.F. and owns, directly and indirectly, approximately 18% of the outstanding shares of T.G.I.F. T.G.I.F. also owns 10,000 shares of the Company.

The following discussion describes all material transactions, receivables and payables involving related parties. The Company believes that all of the transactions described below were on terms as favorable to the Company as comparable transactions with unaffiliated third parties.

The Adviser

In 2013, the Adviser paid $397,000 owed to the Company and as of December 31, 2013, there were no amounts due from the Adviser to the Company.

As of December 31, 2013, the Company owes the Adviser approximately $2.1 million in incentive fees from gains on sales of real estate interests. In 2014 all amounts due to the Adviser for 2013 incentive fees have been paid.

The Adviser leases its executive offices from CII pursuant to a lease agreement. This lease agreement is at the going market rate for similar property and calls for base rent of $48,000 per year payable in equal monthly installments. Additionally, the Adviser is responsible for all utilities, maintenance, and security expenses relating to the leased premises. The lease term is five years expiring in November 2014.

South Bayshore Associates (“SBA”)

SBA was a joint venture in which Transco and the Company held interests of 25% and 75%, respectively. The sole major asset of SBA was a $300,000 demand note from Transco. In 2013, Transco paid off the demand note.

The Company also held a demand note from SBA bearing interest at the prime rate plus 1% with an outstanding balance as of December 31, 2013 and 2012, of approximately $905,000 and $1,184,000, in principal and accrued interest, respectively. Interest payments of $309,000 and $10,000 were made in 2013 and 2012, respectively. Accrued and unpaid interest is not added to the principal. In 2014 SBA was dissolved and the note payable to the Company of $905,000 was distributed 75% to the Company and 25% to Transco. Transco repaid its portion of the note ($226,157) in June 2014. Because the Company consolidates SBA, the note payable and related interest income were eliminated in consolidation.

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Courtland Investments, Inc. (“CII”)

The Company holds a demand note due from its 95%-owned consolidated subsidiary, CII, bearing interest at the prime rate plus 1% with an outstanding balance of $1,000,000 and $1,092,000 as of December 31, 2013 and 2012, respectively. Repayments from CII to the Company during 2013 and 2012, were $222,000 and $36,000, respectively. Advances from the Company to CII during 2013 and 2012 were $130,000 and $320,000, respectively. CII is a consolidated subsidiary of the Company and the note payable and related interest is eliminated in consolidation. On December 1, 2013, CII entered into a mortgage security agreement to secure this note by mortgaging the Company’s executive offices.

In 1986, CII acquired from the Company the rights to develop the marina at Grove Isle for a promissory note of $620,000 payable at an annual rate equal to the prime rate. The principal is due on demand. Interest payments are due annually in January. In April 2013, CII paid the outstanding principal and interest on this note, and there are no amounts outstanding as of December 31, 2013. Because the Company consolidates CII, the note payable and related interest income is eliminated in consolidation.

Courtland Houston, Inc. (“CHI”)

Effective December 31, 2013 CHI (an 80%-owned CII subsidiary) ceased operations and was dissolved.

T.G.I.F. Texas, Inc. (“T.G.I.F.”)

As of December 31, 2013 and 2012, CII owed approximately $2,503,000 and $2,814,000, respectively, to T.G.I.F. All advances between CII and T.G.I.F. are due on demand and bear interest at the prime rate plus 1%. All interest due has been paid. Mr. Maurice Wiener received consulting and director’s fees from T.G.I.F of approximately $22,000 for the years ended December 31, 2013 and 2012, respectively. Also, T.G.I.F. owns 10,000 shares of the Company which were purchased in 1996 at the market value. In 2013 and 2012, T.G.I.F. declared and paid a cash dividend of $.07 per share. CII’s portion of this dividend was approximately $186,000 each year. As of December 31, 2013 and 2012, T.G.I.F. had amounts due from Mr. Wiener in the amount of approximately $707,000. These amounts bear interest at the prime rate and principal and interest are due on demand. All interest due has been paid.

APPROVAL OF RENEWAL OF THE ADVISORY AGREEMENT

The Advisory Agreement. At the 2013 Annual Meeting of Shareholders, the advisory agreement (the “Advisory Agreement”) between the Company and HMGA, Inc. (the “Adviser”) was renewed for a one-year term expiring on December 31, 2014. On September 18, 2013, the shareholders approved the renewal of the Advisory Agreement between the Company and the Adviser for a term commencing January 1, 2014 and expiring December 31, 2014. The sole amendment to the Advisory Agreement was the change in the remuneration of the Adviser to decrease the Adviser’s current regular monthly compensation from $85,000 to $55,000, or $1,020,000 to $660,000 annually.

Under the terms of the Advisory Agreement, the renewal must be approved by the holders of a majority of the Shares. If the shareholders approve the Advisory Agreement, it will be renewed for a one-year term.

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The Adviser is majority owned by Mr. Maurice Wiener. The officers and directors of the Adviser are as follows: Maurice Wiener, Chairman of the Board, Chief Executive Officer, President and Secretary; and Carlos Camarotti, Vice President Finance and Assistant Secretary.

The following description of the Advisory Agreement contains a summary of its material terms.

General Provisions. The Advisory Agreement is not assignable without the consent of the unaffiliated directors of the Company and the Adviser. The Advisory Agreement provides that officers, directors, employees and agents of the Adviser or of its affiliates may serve as directors, officers or agents of the Company.

Duties of Adviser. The Adviser in performing its duties under the Advisory Agreement is at all times subject to the supervision of the directors of the Company and has only such authority as the directors delegate to it as their agent. The Adviser counsels and presents to the Company investments consistent with the objectives of the Company and performs such research and investigation as the directors may request in connection with the policy decisions as to the type and nature of investments to be made by the Company. Such functions include evaluation of the desirability of acquisition, retention and disposition of specific Company assets. The Adviser also is responsible for the day-to-day investment operations of the Company and conducts relations with mortgage loan brokers, originators and servicers, and determines whether investments offered to the Company meet the requirements of the Company. The Adviser provides executive and administrative personnel, office space and services required in rendering such services to the Company. To the extent required to perform its duties under the Agreement, the Adviser may deposit into and disburse from bank accounts opened in its own name any money on behalf of the Company under such terms and conditions as the Company may approve.

Allocation of Expenses. Under the Advisory Agreement, the Adviser pays: all salary and employment expenses of its own personnel and of the officers and employees of the Company who are affiliates of the Adviser; all of the administrative, rent and other office expenses (except those relating to a separate office, if any, maintained by the Company) relating to its services as Adviser; and travel (to the extent not paid by any party other than the Company or the Adviser) and advertising expenses incurred in seeking investments for the Company.

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The Company is required to pay all expenses of the Company not assumed by the Adviser, including, without limitation, the following: (a) the cost of borrowed money; (b) taxes on income, real property and all other taxes applicable to the Company; (c) legal, accounting, underwriting, brokerage, transfer agent’s, registrar’s, indenture trustee’s, listing, registration and other fees, printing, engraving, and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s securities; (d) fees and expenses of advisors and independent contractors, consultants, managers and other agents employed directly by the Company; (e) expenses connected with the acquisition, disposition or ownership of mortgages or real property or other investment assets, including, to the extent not paid by any party other than the Company or the Adviser, but not limited to, costs of foreclosure, costs of appraisal, legal fees and other expenses for professional services, maintenance, repairs and improvement of property, and brokerage and sales commissions, and expenses of maintaining and managing real property equity interests; (f) the expenses of organizing or terminating the Company; (g) all insurance costs (including the cost of directors’ liability insurance) incurred in connection with the protection of the Company’s property as required by the directors; (h) expenses connected with payment of dividends or interest or distributions in cash or any other form made or caused to be made by the directors to holders of securities of the Company, including a dividend reinvestment plan, if any; (i) all expenses connected with communications to holders of securities of the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing checks, certificates for securities and proxy solicitation materials and reports to holders of the Company’s securities; (j) to the extent not paid by borrowers from the Company, the expenses of administering, processing and servicing mortgage, development, construction and other loans; (k) the cost of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Company; (1) general legal, accounting and auditing fees and expenses; (m) salaries and other employment expenses of the personnel employed by the Company who are not affiliates of the Adviser, fees and expenses incurred by the directors, officers and employees in attending directors’ meetings, and fees and travel and other expenses incurred by the directors and officers and employees of the Company who are not affiliates of the Adviser. Expenses relating to the grant of options to all directors, officers and key employees of the Company under a plan approved by the shareholders of the Company are borne by the Company.

Remuneration of the Adviser. For services rendered under the Advisory Agreement that was in effect during 2013, the Adviser was entitled to receive as regular compensation a monthly fee equal to the sum of (a) $85,000 (equivalent to $1,020,000 per year) and (b) 20% of the amount of any unrefunded commitment fees received by the Company with respect to mortgage loans and other commitments which the Company was not required to fund and which expired within the next preceding calendar month. For the years ended December 31, 2013 and 2012, the Company and its subsidiaries incurred Adviser Fees of approximately $3,116,000 and $1,056,000, respectively, of which $1,020,000 represented regular compensation for 2013 and 2012. In 2013 and 2012, the Adviser Fees included $2,096,000 and $36,000, respectively, in incentive fee compensation. The Adviser will continue to receive the incentive compensation outlined below.

The Advisory Agreement also provides that the Adviser shall receive incentive compensation for each fiscal year of the Company equal to the sum of (a) 10% of the realized capital gains (net of accumulated net realized capital losses) and extraordinary nonrecurring items of income of the Company for such year, and (b) 10% of the amount, if any, by which Net Profits of the Company exceed 8% per annum of the Average Net Worth of the Company. “Net Profits” is defined as the gross earned income of the Company for such period (exclusive of gains and losses from the disposition of assets), minus all expenses other than non-cash charges for depreciation, depletion and amortization and the incentive compensation payable to the Adviser, and minus all amounts expended for mortgage amortization on long-term mortgage indebtedness, excluding extraordinary and balloon payments. “Average Net Worth” is defined as the average of the amount in the shareholders’ equity accounts on the books of the Company, plus the accumulated non-cash reserves for depreciation, depletion and amortization shown on the books of the Company, determined at the close of the last day of each month for the computation period.

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If and to the extent that the Company requests the Adviser, or any of its directors, officers, or employees, to render services for the Company, other than those required to be rendered by the Adviser under the Advisory Agreement, such additional services are to be compensated separately on terms to be agreed upon between such party and the Company from time to time, which terms must be fair and reasonable and at least as favorable to the Company as similar arrangements for comparable transactions of which the Company is aware with organizations unaffiliated with the Adviser. The Adviser received $33,000 in 2013 for managing certain of the Company’s affiliates.

Set forth below is the aggregate compensation paid to the Adviser during the two fiscal years ended December 31, 2013 and 2012.

Form of Compensation	Amount
	2013	2012
Regular Compensation	$1,020,000	$1,020,000
Management Fees	0	33,000
Incentive Compensation	2,096,000	36,000
Total	$3,116,000	$1,089,000

Brokerage Fees Paid the Adviser. Under the Advisory Agreement, the Adviser and its affiliates are prohibited from receiving from the Company any brokerage or similar fees for the placement of mortgages or other investments with the Company. However, the Adviser and its affiliates can receive normal brokerage commissions from borrowers in connection with transactions involving the Company, provided that such commissions are fully disclosed to all directors of the Company and the directors approve of the transaction and that such commissions (which to the extent paid by the borrower and retained by the Adviser or its affiliates may reduce the yield to the Company) are fair and reasonable and in accord with the prevailing rates in the locality in which the transaction is consummated for the type of conditions, receive normal brokerage commissions from sellers, buyers, lessees and other parties with whom the Company engages in transactions.

Management of the Adviser. Set forth below are the names, offices with the Adviser and principal occupations of the current executive officers and directors of the Adviser.

Name and Offices with the Adviser	Principal Occupation
Maurice Wiener Chairman of the Board of Directors and Chief Executive Officer	See “Election of Directors.”
Carlos Camarotti Vice President-Finance and Assistant Secretary	Vice President and Assistant Secretary of the Adviser

An affirmative vote by the holders of a majority of the Shares entitled to vote at the Annual Meeting of Shareholders is required for approval of the Advisory Agreement.

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Our Board of Directors unanimously recommends that the shareholders approve the renewal of the Advisory Agreement.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company personally, by telephone, by electronic mail or by telegraph.

OTHER BUSINESS

The Board of Directors is not aware of any business other than those items referred to above to be presented for action at the meeting. However, should any other matters requiring a vote of the shareholders arise, the agents named in the accompanying proxy will vote in accordance with their own best judgment.

PROPOSALS FOR NEXT YEAR’S MEETING

Shareholder proposals intended to be presented in the Company’s proxy materials for the next Annual Meeting of Shareholders must be received by April 25, 2015, and must satisfy the requirements of the proxy rules promulgated by the Securities and Exchange Commission. A shareholder who wishes to make a proposal at the next Annual Meeting of Shareholders without including the proposal in the Company’s proxy statement must notify the Company by June 20, 2015. If a shareholder fails to give notice by this date, then the persons named as proxies in the proxies the Company solicits for the next Annual Meeting of Shareholders will have discretionary authority to vote on the proposal.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may communicate with the Board of Directors or with the independent directors as a group by sending correspondence, in care of the Company’s Secretary, HMG/Courtland Properties, Inc., 1870 South Bayshore Drive, Coconut Grove, Florida 33131, with an instruction to forward the communication to the particular director or directors. The Company’s Secretary will promptly forward all such shareholder communications to that director or directors.

HOUSEHOLDING INFORMATION

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

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The Company and a number of brokers with accountholders who are shareholders of the Company will be “householding” the Company’s proxy materials and annual report. As indicated in the notice previously provided by the Company and these brokers to the Company’s shareholders, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from the Company or your broker that it or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement or annual report, please contact the Company at the address or telephone number appearing on the first page of this proxy statement, directing your request to the attention of the Secretary, or notify your broker.

Shareholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request “householding” of their communications should contact the Company at the address appearing on the first page of this proxy statement, directing the request to the attention of the Secretary, or should contact their broker.

A copy of the Annual Report on Form 10-K for the year ended December 31, 2013 including financial statements and schedules thereto, filed with the Securities and Exchange Commission, may be obtained by shareholders without charge upon written request to: Secretary, HMG/Courtland Properties, Inc., 1870 South Bayshore Drive,

Coconut Grove, Florida 33133

YOU CAN SAVE YOUR COMPANY ADDITIONAL EXPENSE BY SIGNING AND

RETURNING YOUR PROXY AS PROMPTLY AS POSSIBLE

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FORM OF PROXY

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

HMG/COURTLAND PROPERTIES, INC.

September 18, 2014

Please Detach and Mail in the Envelope Provided

☒	Please mark your
votes as in this sample

		For	Withheld	Nominees:	M. Wiener		For	Against	Abstain
1.	Election of Directors	☐	☐		L. Rothstein W. Arader R. Wiener H. Comita	2. Approval of renewal of the Advisory Agreement between Company and HMGA, Inc.	☐	☐	☐
FOR except vote withheld from the following nominees: ___________________________

3.       In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof, all in accordance with the Company’s Proxy Statement, receipt of which is hereby acknowledged.

This proxy when properly executed will be voted in accordance with the above instructions. In the absence of such specifications this proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

Signature(s) __________________________________________________ Date __________________________________

Note: (Please sign exactly as your name appears. Persons signing as executors, trustees, guardians, etc. please so indicate when signing.)

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